Exhibit 99.1

NEWS

FOREST OIL CORPORATION	FOR FURTHER INFORMATION
707 17th STREET, SUITE 3600	CONTACT: LARRY C. BUSNARDO
DENVER, COLORADO 80202	DIRECTOR – INVESTOR RELATIONS
303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES THIRD QUARTER 2013 RESULTS

Third Quarter 2013 Average Net Sales Volumes of 209 MMcfe/d

Third Quarter 2013 Eagle Ford Shale Average Gross Production Volumes of 7.2 MBoe/d Increased 67% Compared to the Second Quarter of 2013

Third Quarter 2013 Eagle Ford Shale Average Net Production Volumes of 3.3 MBoe/d Increased 43% Compared to the Second Quarter of 2013

Eagle Ford Shale Drilling and Completion Costs Reduced 10% to $5.75 Million Compared to the Second Quarter of 2013

Announced Sale of Texas Panhandle Assets for Proceeds of $1.0 Billion

DENVER, COLORADO – November 4, 2013 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the third quarter of 2013.

For the three months ended September 30, 2013, Forest reported net earnings of $2 million, or $0.02 per diluted share, compared to $33 million, or $0.28 per share in the second quarter of 2013.  Net earnings for the third quarter of 2013 included the following items:

•                  Unrealized losses on derivative instruments of $7 million ($4 million net of tax)

•                  Rig stacking costs of $2 million ($1 million net of tax)

•                  Decrease in the valuation allowance of deferred tax assets, net of non-deductible stock based compensation costs of $1 million ($1 million net of tax)

Without the effect of these items, Forest’s results for the third quarter were as follows:

•                  Adjusted net earnings of $7 million, or $0.06 per diluted share, compared to adjusted net earnings of $7 million or $0.06 per share, in the second quarter of 2013

•                  Adjusted EBITDA of $85 million compared to adjusted EBITDA of $88 million in the second quarter of 2013

•                  Adjusted discretionary cash flow of $54 million compared to adjusted discretionary cash flow of $58 million in the second quarter of 2013.

Patrick R. McDonald, President and CEO, stated, “The third quarter saw us make meaningful strides in development of the Eagle Ford Shale as we increased drilling activity by adding a fourth rig to the field.  This resulted in a 67% increase in gross production volumes from the Eagle Ford during the quarter.

Our drilling focused on delineating the field and continuing the acreage holding phase of the program.  We are working in conjunction with our partner to design and implement additional technological refinements and enhancements to our drilling and completion process as we continue efforts to improve well results, productivity, recoveries, and cost efficiencies.  We also are evaluating reservoir performance and characteristics in regard to the determination of the optimal drilling density and downspacing for each area of the field with the goal of maximizing oil recovery.  Among the tangible benefits of the Eagle Ford joint venture, we realized a 10% sequential decrease in average well costs during the third quarter to $5.75 million per well.

We remain on track to meet our goal of average net production volumes of approximately 2,800 Boe/d from the Eagle Ford during 2013 and we expect Eagle Ford oil volumes to more than double in 2014.  We plan to continue the current level of activity for the fourth quarter which will provide a solid foundation of production heading into 2014.

“We anticipate a 2014 Eagle Ford program designed to complete the holding of the remainder of our acreage position and transition to full-scale development drilling by mid-year as we concentrate on drilling the most productive areas within the field.  Based on the current level of activity, approximately 60 gross (30 net) wells will be spud in 2013 and approximately 80 gross (40 net) wells will be spud in 2014.  We are currently operating four drilling rigs, but believe with continued improvements in drilling efficiencies we will only require three rigs to complete the 2014 program.

“We also recently entered into an agreement for the sale of our Texas Panhandle assets for $1 billion in expected proceeds.  This transaction will be a tax-free event to Forest and is scheduled to close in late November.  The net proceeds will be used to reduce debt.”

Average Net Sales Volumes, Average Realized Prices, and Revenues

Forest’s average net sales volumes for the three months ended September 30, 2013 were 209 MMcfe/d.  Third quarter 2013 average net sales volumes were 1% lower compared to the second quarter of 2013 primarily due to a 7% decline in net sales volumes associated with the Texas Panhandle assets which were offset by a 43% increase in net production volumes in the Eagle Ford and a 1% increase in the Ark-La-Tex Area.

During the third quarter, the company-wide differential for crude oil was $2.88 per Bbl less than the NYMEX West Texas Intermediate (WTI) price, compared to $0.53 per Bbl less than the WTI price in the second quarter of 2013.  This was primarily due to the spread between WTI and Light Louisiana Sweet (LLS) narrowing further during the quarter.

The following table details the components of average net sales volumes, average realized prices, and revenues for the three months ended September 30, 2013:

	Three Months Ended September 30, 2013
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Average Net Sales Volumes	125.7	6.8	7.1	209.0

	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

Average Realized Prices

Average realized prices not including realized derivative gains (losses)	$3.02	$102.94	$29.22	$6.14
Realized gains (losses) on NYMEX derivatives	0.52	(7.91)	—	0.06
Average realized prices including realized derivative gains (losses)	$3.55	$95.03	$29.22	$6.20

	Gas	Oil	NGLs	Total

Revenues (in thousands)

Revenues not including realized derivative gains (losses)	$34,966	$63,926	$19,136	$118,028
Realized gains (losses) on NYMEX derivatives	6,059	(4,914)	—	1,145
Revenues including realized derivative gains (losses)	$41,025	$59,012	$19,136	$119,173

Total Cash Costs

Forest’s total cash costs for the third quarter of 2013 decreased 4% to $64 million, compared to $66 million in the second quarter of 2013.  Total cash costs per-unit for the third quarter of 2013 decreased 4% to $3.31 per Mcfe, compared to $3.46 per Mcfe in the second quarter of 2013.

The following table details the components of total cash costs for the comparative periods:

	Three Months Ended
	September 30, 2013	Per Mcfe	June 30, 2013	Per Mcfe
	(In thousands, except per-unit amounts)
Production expense	$26,702	$1.39	$27,294	$1.42
General and administrative expense (excluding stock-based compensation of $1,784 and $3,250, respectively)	7,981	0.42	9,864	0.51
Interest expense	29,519	1.54	29,392	1.53
Current income tax benefit	(587)	(0.03)	(212)	(0.01)
Total cash costs	$63,615	$3.31	$66,338	$3.46

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance.  Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Total Capital Expenditures

Forest’s exploration and development capital expenditures for the three months ended September 30, 2013 and June 30, 2013 are set forth in the table below (in thousands):

	Three Months Ended
	September 30, 2013	June 30, 2013

Exploration and development	$79,794	$69,276
Land and leasehold acquisitions	1,118	1,461
Total capital expenditures	80,912	70,737

Add:
ARO, capitalized interest, and capitalized equity compensation	5,751	2,896
	$86,663	$73,633

Total capital expenditures for the nine months ended September 30, 2013 were $279 million, which compares to Forest’s full year 2013 guidance of $355-375 million.

OPERATIONAL PROJECT UPDATE

Eagle Ford Shale

Forest accelerated drilling during the third quarter of 2013 to advance toward the completion of the acreage holding phase of the Eagle Ford development program and to delineate further the field in preparation for full-scale development drilling during 2014.  Progress continues toward the goal of holding an aggregate of 55,000 gross (27,500 net) acres.  Approximately 70% of the target acreage has been held to date with the remainder expected to be held by mid-2014.  Forest estimates it has an inventory of 688 gross (344 net) locations based on 80-acre spacing, a drilling inventory of over eight years based on current development plans and prior to downspacing.  In that respect, reservoir performance and characteristics are being evaluated in regard to determining optimal drilling density and well spacing for each of the areas of the field with the goal of maximizing the recovery of the oil in place.

Gross production volumes from the Eagle Ford averaged approximately 7,200 Boe/d during the third quarter of 2013, compared to approximately 4,300 Boe/d in the second quarter of 2013, or an increase of 67%.  Net production volumes averaged approximately 3,300 Boe/d (3,100 Bbls/d average net sales volumes) during the third quarter of 2013, compared to approximately 2,300 Boe/d (2,200 Bbls/d average net sales volumes) in the second quarter of 2013, or an increase of 43%.  Due primarily to the timing of well completions falling later in the quarter, fourth quarter Eagle Ford volumes are projected to increase slightly over the third quarter.

During the third quarter, Forest completed a total of eighteen gross (nine net) wells within the Eagle Ford.  Twelve gross (six net) wells were completed with a 30-day average gross production rate of 542 Boe/d, including three recent wells that had a 30-day average gross production rate of 715 Boe/d.

The remaining six gross (three net) wells were primarily in the northeast section of our acreage position and had a 30-day average gross production rate of 229 Boe/d.  The Company will continue to monitor the performance of these wells and analyze the geologic characteristics of this shallower section of our acreage position and how to optimize its development.

Forest continues to operate more efficiently through a combination of decreased drilling and completion time, utilizing a more targeted completion design and capitalizing on operational synergies associated with pad drilling.  Specifically, the most recent four-well pad was drilled in 49 days compared to a previous average of 56 days, representing a 13% decrease.  In addition, drilling and completion costs for the wells drilled during the third quarter averaged approximately $5.75 million, or 10% lower than the wells drilled during the second quarter.  Forest expects to see continued improvement in well costs following the implementation of centralized production facilities, the use of existing pad locations, and continued optimization of completion techniques.  Further cost reductions are expected once full-scale development drilling commences.

Ark-La-Tex Area

Forest currently maintains a large acreage position including approximately 239,000 gross (162,000 net) acres in the greater Ark-La-Tex Area, including the Arkoma Basin.  Approximately 78% of the acreage is held by production, of which 85% is operated by Forest.  The asset base provides repeatable and predictable drilling and recompletion opportunities in multiple horizons.  Recent drilling activity has focused on the high liquid yield Cotton Valley formation and other liquids-rich horizons within East Texas.

During the third quarter, two horizontal Cotton Valley wells were completed with a 30-day average gross production rate of 10 MMcfe/d (38% liquids or 640 Bbls/d).  Forest has drilled five wells during 2013 that have had a 30-day average gross production rate of 9 MMcfe/d (40% liquids).  Well costs have averaged approximately $7-8 million to drill and complete and the Company believes that costs can be reduced as pad drilling is implemented in certain areas of the region in 2014.

During the third quarter of 2013, net sales volumes in the Ark-La-Tex Area averaged approximately 96 MMcfe/d.

Texas Panhandle Area

As previously announced, Forest has entered into a definitive agreement to sell its oil and gas assets located in the Texas Panhandle Area for $1.0 billion.  The transaction is expected to close on or before November 25, 2013.  Proceeds will be used to reduce debt.

During the third quarter of 2013, net sales volumes in the Texas Panhandle Area averaged approximately 95 MMcfe/d.

Fourth Quarter 2013 Outlook

We expect production from the Eagle Ford and Ark-La-Tex assets during the fourth quarter to be consistent with what was embedded in our 2013 guidance.  However, incorporating the impact of lower-than-forecasted production from the Texas Panhandle assets, including the impact caused by the deferral of certain completion operations at the request of the disclosed purchaser of these assets, Forest expects company-wide net sales volumes to average approximately 200-205 MMcfe/d (60% natural gas and 40% liquids) for the fourth quarter of 2013 and 208-210 MMcfe/d for the full year 2013.  Based on current LLS prices, Forest expects oil price differentials for the fourth quarter to average $6.00-7.00 per Bbl less than the WTI price.

Forest’s updated guidance for the fourth quarter of 2013 remains subject to the cautionary statements and limitations contained in Forest’s February 20, 2013 press release under the caption “2013 Guidance” as well as those stated below under the caption “Forward-Looking Statements.” Except as indicated above, guidance detailed in Forest’s press releases dated February 20, 2013 and May 6, 2013 remains unchanged.

Forest intends to provide 2014 guidance following the closing of the Texas Panhandle transaction.

DERIVATIVE INSTRUMENTS

As of November 4, 2013, Forest had natural gas and oil derivatives in place for the remainder of 2013 and through 2014 covering the aggregate average daily volumes and weighted average prices shown below:

	Oct - Dec
	2013	2014
Natural gas swaps:
Contract volumes (Bbtu/d)	126.7	80.0
Weighted average price (per MMBtu)	$4.02	$4.34

Oil swaps:
Contract volumes (MBbls/d)	6.0	3.5
Weighted average price (per Bbl)	$96.92	$95.34

In connection with entering into certain 2014 oil swaps with premium hedged prices, Forest sold oil puts that gave the counterparties the option to put 2,000 Bbls/d to Forest at a weighted average price of $70.00 per Bbl on a monthly basis during 2014.

In connection with the execution of certain commodity swaps shown in the table above, Forest sold swaption instruments to counterparties in exchange for Forest receiving premium hedged prices on the swaps.  The table below sets forth the outstanding swaptions as of November 4, 2013:

	2014	2015
Natural gas swaptions:
Contract volumes (Bbtu/d)	40.0	—
Weighted average price (per MMBtu)	$4.50	$—

Oil swaptions:
Contract volumes (MBbls/d)	2.0	6.0
Weighted average price (per Bbl)	$100.00	$100.79

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings (loss) as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings, which is a non-GAAP performance measure.  Adjusted net earnings consist of net earnings (loss) after adjustment for those items shown in the table below.  Adjusted net earnings does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  By eliminating the items shown below,

Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry.  Forest’s management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings (loss) and revenues, to measure operating performance.  The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended
	September 30, 2013	June 30, 2013

Net earnings	$2,214	$33,439
Change in valuation allowance on deferred tax assets	(903)	(12,330)
Rig stacking, net of tax	1,326	803
Unrealized losses (gains) on derivative instruments, net of tax	4,265	(14,584)
Adjusted net earnings	$6,902	$7,328

Earnings attributable to participating securities	208	222

Adjusted net earnings for diluted earnings per share	$6,694	$7,106

Weighted average number of diluted shares outstanding	116,242	116,033

Adjusted diluted earnings per diluted share	$0.06	$0.06

Adjusted EBITDA

In addition to reporting net earnings (loss) as defined under GAAP, Forest also presents adjusted net earnings before interest, income taxes, depreciation, depletion, and amortization (adjusted EBITDA), which is a non-GAAP performance measure.  Adjusted EBITDA consists of net earnings (loss) after adjustment for those items shown in the table below.  Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  By eliminating the items shown below, Forest believes the measure is useful in evaluating its fundamental core operating performance.  Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry.  Forest’s management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections.  Forest’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings and revenues, to measure operating performance.  The following table provides a reconciliation of net earnings, the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended
	September 30, 2013	June 30, 2013

Net earnings	$2,214	$33,439

Income tax benefit	(587)	(212)
Interest expense	29,519	29,392
Depreciation, depletion, and amortization	43,973	43,804
Unrealized losses (gains) on derivative instruments, net	6,678	(22,913)
Stock-based compensation	797	2,832
Accretion of asset retirement obligations	546	549
Rig stacking	2,076	1,258
Adjusted EBITDA	$85,216	$88,149

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities as defined under GAAP, Forest also presents adjusted discretionary cash flow, which is a non-GAAP liquidity measure.  Adjusted discretionary cash flow consists of net cash provided by operating activities after adjustment for those items shown in the table below.  This measure does not represent, and should not be considered an alternative to, GAAP measurements such as net cash provided by operating activities (its most comparable GAAP financial measure), and Forest’s calculations thereof may not be comparable to similarly titled measures reported by other companies.  Forest’s management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in operating assets and liabilities, which fluctuate due to the timing of collections of receivables and the settlements of liabilities, and other items.  Forest’s management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections.  This measure does not represent the residual cash flow available for discretionary expenditures.  Forest’s management does not view adjusted discretionary cash flow in isolation and also uses other measurements, such as net cash provided by operating activities, to measure operating performance.  The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended
	September 30, 2013	June 30, 2013

Net cash provided by operating activities	$73,573	$76,090

Changes in operating assets and liabilities:
Accounts receivable	(6,370)	4,433
Other current assets	(6,165)	(840)
Accounts payable and accrued liabilities	2,462	(32,653)
Accrued interest and other	(9,031)	10,895

Adjusted discretionary cash flow	$54,469	$57,925

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure.  Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period.  Forest’s management uses net debt to assess Forest’s indebtedness.

The following table sets forth the components of net debt (in thousands):

	September 30, 2013		June 30, 2013
	Principal	Book(1)	Principal	Book(1)
Credit facility	$115,000	$115,000	$130,000	$130,000
7 1/4% Senior notes due 2019	1,000,000	1,000,322	1,000,000	1,000,337
7 1/2% Senior notes due 2020	500,000	500,000	500,000	500,000
Total debt	1,615,000	1,615,322	1,630,000	1,630,337

Less: cash and cash equivalents	2,121	2,121	421	421

Net debt	$1,612,879	$1,613,201	$1,629,579	$1,629,916

(1)                                 Book amounts include the principal amount of debt adjusted for unamortized premiums on the issuance of certain senior notes of $0.3 million and $0.3 million at September 30, 2013 and June 30, 2013, respectively.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, November 5, 2013, at 7:00 AM MT to discuss the release.  You may access the call by dialing toll free 866.318.8612 (for U.S./Canada) and 617.399.5131 (for International) and request the Forest Oil teleconference (ID # 97252170).  The conference call will also be webcast live on the Internet and can be accessed by going to the Forest Oil website at www.forestoil.com in the “Investor Relations” section of the website.  A Q&A period will follow.

A replay of the conference call will be available through November 11, 2013.  You may access the replay by dialing toll free 888.286.8010 (for U.S./Canada) and 617.801.6888 (for International), conference ID # 55242948.  An archive of the conference call webcast will also be available at www.forestoil.com in the “Investor Relations” section of the website.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, intends, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should, or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, timing and terms of any divestitures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities, the decision to sell or offer for sale, or to determine not to sell any portion of its assets,  the ability to enter into agreements relating to such sales on desirable terms or at all, the timing of any such agreements, the ability to consummate any such sales, the ability to realize the anticipated benefits of any such sales, the ability to determine the use of proceeds from any such sales, the ability to determine whether to reduce outstanding indebtedness and the amount and timing of any such reductions, and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, and Texas.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

 November 4, 2013

FOREST OIL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2013	2012
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$2,121	$1,056
Accounts receivable	63,734	67,516
Derivative instruments	16,461	40,190
Other current assets	8,905	16,318
Total current assets	91,221	125,080

Net property and equipment	1,513,632	1,754,238

Deferred income taxes	6,221	14,681
Goodwill	239,420	239,420
Derivative instruments	3,039	8,335
Other assets	55,784	60,108
	$1,909,317	$2,201,862

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$189,362	$164,786
Accrued interest	23,567	23,407
Derivative instruments	5,467	9,347
Deferred income taxes	6,221	14,681
Other current liabilities	14,904	14,104
Total current liabilities	239,521	226,325

Long-term debt	1,615,322	1,862,088
Asset retirement obligations	25,323	56,155
Derivative instruments	4,134	7,204
Other liabilities	88,107	92,914
Total liabilities	1,972,407	2,244,686

Shareholders’ equity:
Common stock	11,976	11,825
Capital surplus	2,552,707	2,541,859
Accumulated deficit	(2,608,289)	(2,575,994)
Accumulated other comprehensive loss	(19,484)	(20,514)
Total shareholders’ equity (deficit)	(63,090)	(42,824)

	$1,909,317	$2,201,862

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	September 30,
	2013	2012
	(In thousands, except per share amounts)

Revenues:
Oil, gas, and NGL sales	$118,028	$156,014
Interest and other	166	54
Total revenues	118,194	156,068

Costs, expenses, and other:
Lease operating expenses	19,245	27,426
Production and property taxes	4,667	8,842
Transportation and processing costs	2,790	3,580
General and administrative expense	9,765	13,416
Depreciation, depletion, and amortization	43,973	73,845
Ceiling test write-down of oil and natural gas properties	—	329,957
Impairment of properties	—	79,529
Interest expense	29,519	36,223
Realized and unrealized losses on derivative instruments, net	5,533	22,795
Other, net	1,075	11,727
Total costs, expenses, and other	116,567	607,340
Earnings (loss) before income taxes	1,627	(451,272)
Income tax (benefit) expense	(587)	7,280
Net earnings (loss)	$2,214	$(458,552)

Basic and diluted weighted average shares outstanding	116,242	115,417

Basic and diluted earnings (loss) per common share	$0.02	$(3.97)

FOREST OIL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	September 30,
	2013	2012
	(In thousands)
Operating activities:
Net earnings (loss)	$2,214	$(458,552)

Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	43,973	73,845
Deferred income tax	—	41,110
Unrealized losses on derivative instruments, net	6,678	51,795
Ceiling test write-down of oil and natural gas properties	—	329,957
Impairment of properties	—	79,529
Stock-based compensation	797	2,970
Accretion of asset retirement obligations	546	1,719
Other, net	261	1,800

Changes in operating assets and liabilities:
Accounts receivable	6,370	(10,007)
Other current assets	6,165	2,121
Accounts payable and accrued liabilities	(2,462)	22,783
Accrued interest and other	9,031	(29,669)
Net cash provided by operating activities	73,573	109,401

Investing activities:
Capital expenditures for property and equipment:
Exploration, development, acquisition, and leasehold costs	(85,824)	(203,101)
Other fixed assets	(151)	(1,101)
Proceeds from sales of assets	31,460	7,800
Net cash used by investing activities	(54,515)	(196,402)

Financing activities:
Proceeds from bank borrowings	137,000	208,000
Repayments of bank borrowings	(152,000)	(556,000)
Issuance of senior notes, net of issuance costs	—	491,250
Change in bank overdrafts	(2,406)	(17,050)
Other, net	48	(710)
Net cash (used) provided by financing activities	(17,358)	125,490

Net increase in cash and cash equivalents	1,700	38,489
Cash and cash equivalents at beginning of period	421	680
Cash and cash equivalents at end of period	$2,121	$39,169